Scientific Industries, Inc.
               70 Orville Drive
         Bohemia, New York 11716 USA


FOR IMMEDIATE RELEASE (Bohemia, NY, December 2, 2013)

Scientific Industries Announces Proposed Acquisition


Scientific Industries Inc. (OTCBB-SCND), December 2, 2013 - Scientific Industries Inc., (the "Company") announced that an agreement in principle has been reached with Fulcrum Inc., a privately held company, to acquire its laboratory and pharmacy balance and digital scale business, including the Torbal DRX3 mechanical scale. The purchase is subject to the execution of a Purchase Agreement which is to provide for a consideration of cash, shares of Common Stock of the Company, and commissions on future sales of the products through the year ending June 30, 2017. Scientific estimates that the total purchase consideration value will be approximately $1,700,000.

The Purchase Agreement is to contain several conditions for consummation of the acquisition, including the execution of a long term supply agreement with Fulcrum?s supplier of its digital scales and related products, and a long term employment agreement with the Company by Fulcrum?s principal operating officer.

No assurance can be given that the Agreement will be executed and a purchase will be concluded.




About Scientific Industries
___________________________
Scientific Industries designs, manufactures, and markets a variety of laboratory equipment, including the world-renowned Vortex-Genie(R) 2 Mixer; produces and sells customized catalyst research instruments and the research, development and production of bioprocessing systems and methods. Scientific Industries? products are generally used and designed for research purposes in laboratories of universities, hospitals, pharmaceutical companies, chemical companies, and medical device manufacturers.

"Statements made in this press release that relate to future events, performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual events, performance or results to materially differ. The Company undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in the Company's Securities and Exchange Commission reports, including our annual report on Form 10-K."

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